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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  OMB APPROVAL

OMB NUMBER: 3235-0145
EXPIRES: AUGUST 31, 1999
ESTIMATED AVERAGE BURDEN HOURS PER RESPONSE 14.90



                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                                SPAR GROUP, INC.
             -------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
             -------------------------------------------------------
                         (Title of Class of Securities)


                                    784933103
             -------------------------------------------------------
                                 (CUSIP Number)


                               September 16, 1999
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      [ ] Rule 13d-1(b)

      [X] Rule 13d-1(c)

      [ ] Rule 13d-1(d)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP No.   784933103

      1. Names of Reporting Person. I.R.S. Identification Nos. of Above Persons (entities only).

                  Richard J. Riordan

--------------------------------------------------------------------------------
      2.    Check the Appropriate Box if a Member of a Group (See Instructions)

            (a)

            (b)
--------------------------------------------------------------------------------
      3.    SEC Use Only
--------------------------------------------------------------------------------
      4.    Citizenship or Place of Organization
                  United States
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    NUMBER OF           5.    Sole Voting Power             1,209,922
     SHARES             --------------------------------------------------------
  BENEFICIALLY          6.    Shared Voting Power           -0-
 OWNED BY EACH          --------------------------------------------------------
   REPORTING            7.    Sole Dispositive Power        1,209,922
    PERSON              --------------------------------------------------------
     WITH:              8.    Shared Dispositive Power      -0-
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      9.    Aggregate Amount Beneficially Owned by Each Reporting
            Person                                          1,209,922
--------------------------------------------------------------------------------
      10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
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      11.   Percent of Class Represented by Amount in Row 6.6% (9)
--------------------------------------------------------------------------------

      12.   Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
            IN
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ITEM 1.

            (a)   Name of Issuer:

                        SPAR  Group, Inc.

            (b)   Address of Issuer's Principal Executive Offices:

                        580 White Plains Road, Sixth Floor Tarrytown, New York 10591

ITEM 2.

            (a)   Name of Person Filing:

                        Richard J. Riordan

            (b)   Address of Principal Business Office or, if none, Residence:

                        300 South Grand Avenue, 29th Floor, Los Angeles, California 90071

            (c)   Citizenship:

                        United States

            (d)   Title of Class of Securities:

                        Common Stock, $.01 par value per share

            (e)   CUSIP Number:

                        784933103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

            (a)   [ ]   Broker or dealer registered under section 15 of the Act
                        (15 U.S.C. 78o).

            (b)   [ ]   Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                        78c).

            (c)   [ ]   Insurance company as defined in section 3(a)(19) of the
                        Act (15 U.S.C. 78c).

            (d)   [ ]   Investment company registered under section 8 of the
                        Investment Company Act of 1940 (15 U.S.C. 80a-8).

            (e)   [ ]   An investment adviser in accordance
                        with ss.240.13d-1(b)(1)(ii)(E);

            (f)   [ ]   An employee benefit plan or endowment fund in accordance
                        with ss.240.13d-1(b)(1)(ii)(F);

            (g)   [ ]   A parent holding company or control person in accordance
                        with ss.240.13d-1(b)(1)(ii)(G);

            (h)   [ ]   A savings associations as defined in Section 3(b) of the
                        Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i)   [ ]   A church plan that is excluded from the definition of an
                        investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j)   [ ]   Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).



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                  Not Applicable

ITEM 4.     OWNERSHIP

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a)   Amount beneficially owned: 1,209,922

            (b)   Percent of class:     6.7%

            (c)   Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote: 1,209,922

                  (ii)  Shared power to vote or to direct the vote

                  (iii) Sole power to dispose or to direct the disposition of:
                        1,209,922

                  (iv)  Shared power to dispose or to direct the disposition of

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

                  Not Applicable

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not Applicable

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not Applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

                  Not Applicable

ITEM 10.    CERTIFICATION

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     February 10, 2000
                                          --------------------------------------
                                                           Date



                                                             *
                                          --------------------------------------
                                          Richard J. Riordan



                                          *By: /s/ J. CHRISTOPHER LEWIS
                                          --------------------------------------
                                               J. Christopher Lewis
                                               (attorney-in-fact)



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